SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME: SPA Equity Index 500 Structured Protection 80 Fund

ADDRESS OF PRINCIPAL BUSINESS OFFICE:	2800 Neilson Way, Suite 1214
Santa Monica, CA 90405

TELEPHONE NUMBER:	617-817-5344

NAME AND ADDRESS OF AGENT FOR
SERVICE OF PROCESS:	The Corporation Trust Company
Corporate Trust Center
1209 Orange Street
Wilmington, DE 19801

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

☒Yes                                                                                         ☐No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Santa Monica and State of California on this 13th day of August 2026.

SPA EQUITY INDEX 500 STRUCTURED PROTECTION 80 Fund

By:	/s/ Nicholas B. Scalzo
Nicholas B. Scalzo
Trustee (sole trustee)

Attest:

By:	/s/ Megan Meade_________________
Name:	Megan Meade_________________
Title:	CEO, TPFG___________________